Exhibit 4.1

Execution Version

NBL TEXAS, LLC,

as the Issuer,

EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FORM OF FIFTH SUPPLEMENTAL INDENTURE

Dated as of July 29, 2015

TO BASE INDENTURE

Dated as of May 2, 2013

5.625% Senior Notes due 2021

5.875% Senior Notes due 2022

5.875% Senior Notes due 2024

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FIFTH SUPPLEMENTAL INDENTURE (the “Fifth Supplemental Indenture”), dated as of July 29, 2015, among NBL Texas, LLC, a Delaware limited liability company (“Merger Parent”), the Subsidiary Guarantors (as defined herein) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

Rosetta Resources Inc. (“Rosetta”) and the Trustee have executed and delivered a base indenture, dated as of May 2, 2013 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”) to provide for the future issuance of Rosetta’s senior debt securities to be issued from time to time in one or more series.

Pursuant to Section 2.01 of the Base Indenture, Rosetta and the Trustee, established the terms of (i) a series of unsecured debt securities entitled the “5.625% Senior Notes due 2021” (the “2021 Notes”) pursuant to the First Supplemental Indenture, dated as of May 2, 2013, between Rosetta, the Subsidiary Guarantors and the Trustee, to the Base Indenture (the “First Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture and the Fourth Supplemental Indenture (as defined below), the “2021 Indenture”); (ii) a series of unsecured debt securities entitled the “5.875% Senior Notes due 2022” (the “2022 Notes”) pursuant to the Second Supplemental Indenture, dated as of November 15, 2013, between Rosetta, the Subsidiary Guarantors and the Trustee, to the Base Indenture (the “Second Supplemental Indenture” and the Base Indenture, as supplemented by the Second Supplemental Indenture and the Fourth Supplemental Indenture, the “2022 Indenture”); and (iii) a series of unsecured debt securities entitled the “5.875% Senior Notes due 2024” (the “2024 Notes” and, together with the 2021 Notes and the 2022 Notes, the “Notes”) pursuant to the Third Supplemental Indenture, dated as of May 29, 2014, between Rosetta, the Subsidiary Guarantors and the Trustee, to the Base Indenture (the “Third Supplemental Indenture,” the Base Indenture, as supplemented by the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “2024 Indenture,” and the 2021 Indenture, 2022 Indenture and the 2024 Indenture, collectively, the “Existing Indentures”).

Merger Parent has executed and delivered to the Trustee a Fourth Supplemental Indenture, dated as of July 20, 2015, providing for assumption by Merger Parent, as the Successor Issuer to Rosetta, of Rosetta’s obligations under Notes and the Indentures (the “Fourth Supplemental Indenture”, and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Base Indenture, the “Indenture”).

Section 9.02 of the Base Indenture provides that Merger Parent, as Successor Issuer to Rosetta, and the Trustee may amend certain provisions of the Indentures or the Notes with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes of each series affected.

Noble Energy, Inc., a Delaware corporation (“Noble Parent”) has offered to exchange (the “Noble Exchange Offers”) new 5.625% Senior Notes due 2021, 5.875% Senior Notes due 2022 and 5.875% Senior Notes due 2024 of Noble Parent for any and all outstanding 2021 Notes, 2022 Notes and 2024 Notes, respectively, upon the terms and subject to the conditions set forth in the prospectus relating to the Offers to Exchange and Solicitations of Consents, dated as of July 16, 2015 (the “Prospectus”), forming a part of Noble Parent’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 29, 2015.

In connection with the Noble Exchange Offers, Noble Parent has also solicited consents from the holders of each series of Notes to certain proposed amendments (the “Proposed Amendments”) to the Existing Indentures as described in the Prospectus and set forth in this Fifth Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver by Noble Parent of the conditions to the Noble Exchange Offers and the acceptance by Noble Parent for exchange of the Notes validly tendered and not validly withdrawn pursuant to the Noble Exchange Offers.

Noble Parent has received and caused to be delivered to the Trustee evidence of the consents from holders of a majority of the outstanding aggregate principal amount of each series of Notes to effect the Proposed Amendments under the Indenture with respect to the Notes.

Merger Parent is undertaking to execute and deliver this Fifth Supplemental Indenture to delete or amend, as applicable, certain provisions and covenants in the Indenture with respect to the Notes in connection with the Noble Exchange Offers and the related consent solicitation and in connection therewith, each of Merger Parent and the Subsidiary Guarantors have duly authorized the execution and delivery of this Fifth Supplemental Indenture. The changes, modifications and supplements to the Base Indenture affected by this Fifth Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

DEFINITIONS

Section 1.1 Fifth Supplemental Indenture. This Fifth Supplemental Indenture is supplemental to, and is entered into in accordance with Section 5.1 and Section 9.1 of the Indenture, and except as expressly modified, amended and supplemented by this Fifth Supplemental Indenture, all the terms, conditions and provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.2 Definitions. Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

“Noble” means Noble Energy, Inc., a Delaware corporation, and any successor thereto.

“Noble Holder” means Noble or any of its direct or indirect subsidiaries.

AMENDMENTS

Section 2.1 Certain Amendments to the Indenture. Each of the Existing Indentures with respect to the Notes is hereby amended as follows:

(a) The definition of “Disqualified Stock” is hereby replaced in its entirety with:

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.”

(b) The definition of “Permitted Liens” is hereby replaced in its entirety with:

“Permitted Liens” means, with respect to any Person:

(1) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(2) Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(3) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.”;

(c) Section 4.7 (Compliance with Laws) is hereby replaced in its entirety with:

“The Issuer shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its business and the ownership of its properties, except for such noncompliance as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of Noble and its Subsidiaries taken as a whole.”;

(d) Section 4.8 (Reports to Holders) is hereby amended by adding the following as the new subparagraph (d):

“Notwithstanding anything to the contrary contained herein, so long as the Noble Holders, in the aggregate, continue to own, directly or indirectly, at least 50% of the Voting Stock of the Issuer, the filing by Noble or any other Noble Holder of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K with the Commission or the posting of such information on the website of Noble or any other Noble Holder will be deemed to satisfy the obligations of the Issuer under this Section 4.8.”;

(e) Section 4.10 (Limitation on Restricted Payments); Section 4.11 (Limitations on Affiliate Transactions); Section 4.12 (Limitation on Incurrence of Indebtedness and Preferred Stock); Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries); Section 4.15 (Limitation on Sale of Assets and Subsidiary Stock); Section 4.16 (Covenant Termination); and Section 4.17 (Limitation on Liens) shall no longer apply to the Notes and all references thereto shall no longer apply to the Notes;

(f) Clause (3) of Section 5.1 (Merger, Consolidation and Sale of Assets) shall no longer apply to the Notes and all references thereto shall no longer apply to the Notes;

(g) The failure to comply with the terms of any of the Sections set forth in clauses (e) and (f) above shall no longer constitute a Default or Event of Default under the Existing Indentures with respect to the Notes and shall no longer have any consequence under the Existing Indentures with respect to the Notes;

(h) all definitions set forth in Section 1.1 that relate to defined terms used solely in sections that are no longer applicable to the Notes are also no longer applicable to the Notes;

(i) all references to Sections of the Indenture amended by this Fifth Supplemental Indenture shall be to such Sections as amended by this Fifth Supplemental Indenture.

(j) all references to Sections amended by this Fifth Supplemental Indenture or matters set forth in clauses (e) or (f) above shall be removed from the Global Note.

MISCELLANEOUS

Section 3.1 Relation to Original Indenture. This Fifth Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fifth Supplemental Indenture, then the terms and conditions of this Fifth Supplemental Indenture shall prevail.

The Notes include certain of the foregoing provisions from the Indenture. Upon the execution and delivery of this Fifth Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended, as applicable.

Section 3.2 Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Fifth Supplemental Indenture.

Section 3.3 Concerning the Trustee. The Trustee accepts the modifications of the trust effected by this Fifth Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained which shall be taken as statements of the Merger Parent and the Guarantors, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Fifth Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 3.4 Successors. All agreements of Merger Parent and the Subsidiary Guarantors in this Fifth Supplemental Indenture, the Notes and the Subsidiary Guarantees shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.5 Severability. In case any one or more of the provisions in this Fifth Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.6 Duplicate of Originals. All parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

[signature pages follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written above.

NBL TEXAS, LLC

By:	/s/ Charles J. Rimer
Name:	Charles J. Rimer
Title:	President

GUARANTORS:

ROSETTA RESOURCES OFFSHORE, LLC

By:	/s/ John A. Huser
Name:	John A. Huser
Title:	Vice President – Finance

By:	/s/ Gerald M. Stevenson
Name:	Gerald M. Stevenson
Title:	Vice President and Treasurer

ROSETTA RESOURCES HOLDINGS, LLC

By:	/s/ John A. Huser
Name:	John A. Huser
Title:	Vice President – Finance

By:	/s/ Gerald M. Stevenson
Name:	Gerald M. Stevenson
Title:	Vice President and Treasurer

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ROSETTA RESOURCES OPERATING GP, LLC

By:	/s/ John A. Huser
Name:	John A. Huser
Title:	Vice President – Finance

By:	/s/ Gerald M. Stevenson
Name:	Gerald M. Stevenson
Title:	Vice President and Treasurer

ROSETTA RESOURCES OPERATING LP

By:	/s/ John A. Huser
Name:	John A. Huser
Title:	Vice President – Finance

By:	/s/ Gerald M. Stevenson
Name:	Gerald M. Stevenson
Title:	Vice President and Treasurer

ROSETTA RESOURCES MICHIGAN LIMITED PARTNERSHIP

By:	/s/ John A. Huser
Name:	John A. Huser
Title:	Vice President – Finance

By:	/s/ Gerald M. Stevenson
Name:	Gerald M. Stevenson
Title:	Vice President and Treasurer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

[Trustee Signature Page – Fifth Supplemental Indenture]

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